Exhibit 10.50

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 1, 2020 (the “Effective Date”), by and between uniQure, Inc., 113 Hartwell Avenue, Lexington, MA 02421 (together with any and all of its affiliates, the “Company”) and Dr. Robert Gut (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes to continue to employ Executive as Chief Medical Officer.

WHEREAS, Executive wishes to continue to be employed by the Company and to serve in such capacity under the terms and conditions set forth in this Agreement.

WHEREAS, the Company and Executive are party to that certain Employment Agreement (the “Prior Employment Agreement”) dated August 20, 2018 as subsequently amended.

WHEREAS, the Company and Executive desire to terminate the Prior Employment Agreement and contemporaneously replace the Prior Employment Agreement with this Agreement without any overlap, gap or discontinuity in the employment of the Executive.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Executive agree as follows.

1.         Employment.  The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment by the Company, as a full-time employee for the period and upon the terms and conditions contained in this Agreement.  The Prior Employment Agreement is hereby terminated as of the Effective Date.

2.         Term. Executive’s term of employment with the Company under this Agreement shall begin on the Effective Date and shall continue in force and effect from year to year unless terminated earlier in accordance with Section 19 (the “Term”).

3.         Position and Duties. During the Term, Executive shall serve the Company as its Chief Medical Officer, reporting directly to the uniQure Chief Executive Officer (the “CEO”). Executive’s duties will include but not be limited to:

▪

Responsible for leading the strategy and development of the medical function consisting of Clinical Operations, Medical Affairs, Global Drug Safety, Global Quality Management, Medical Information and External Medical Relations.

▪	Ensuring that uniQure is equipped to develop and market pharmaceutical products according to all applicable medical scientific, regulatory, ethical and legal standards

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▪

Support uniQure’s value proposition of marketing and pipeline products to design of the clinical and regulatory strategy in the context of the corporate strategy. Portfolio selection is conducted together with management.

▪

Develop and recommend the clinical development strategy for new drug candidates from research to regulatory approval and beyond taking into account the constraints of a small and creative biotechnology firm

▪	Provide leadership in being the key uniQure spokesperson to external and internal bodies on medical and scientific issues related to uniQure’s products
▪	Manage the Global Drug Safety according to all local and international requirements
▪	Ensure GCP compliance of all clinical trials
▪	Responsible for scientific publication strategy
▪	Actively partner with the commercial organization to promote the scientific and medical value of uniQure’s products
▪	Develop budget plans for all functions under the CMO and ensure program expenses in line with approved budget.
▪	Communicate effectively all medical objectives and activities with the company's management and other functional areas.
▪	Any other duties as may from time to time be reasonably assigned to you by the Company.

Executive will perform other duties consistent with the job description previously provided and as may be customarily provided by a person in such position.

4.         During the Term, Executive shall devote full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of Executive’s duties and responsibilities as an employee of the Company. Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

This Agreement will not affect Executive’s existing role as a Director of the Company, except that Executive understands that he likely will be considered a non-independent, executive-director and that he will not receive separate compensation as a member of the Board of Directors of the Company (the “Board”).  Executive agrees to at all times abide by the policies and decisions of the Board with respect to this Agreement, any conflicts of interest, determinations of independence, compositions of committees of the Board, compensation as a member of the Board, and any other issues related to his role as a member of the Board, and Executive agrees to take any reasonable and appropriate actions required to resolve such issues.

5.         During the Term, Executive shall not be engaged in any business activity which, in the judgment of the Company, conflicts with Executive’s duties hereunder, whether or not such activity is pursued for pecuniary advantage. Should Executive wish to provide any services to any other person or entity other than the Company or to serve on the board of directors of any other entity or organization, Executive shall submit a written request to the Company for consideration and approval by the Company, which approval shall not unreasonably be withheld. If the Company later makes a reasonable, good faith determination that Executive’s continued service on another entity’s board would be detrimental to the Company, it will give Executive thirty (30) days’ written

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notice that it is revoking the original approval, and Executive will resign from the applicable board within thirty (30) days after receipt of such notice.  Notwithstanding the foregoing, Executive may engage in civic and charitable organizations and manage his personal and business affairs during normal business hours provided such activities do not, individually or collectively, interfere with the performance of his duties hereunder.

6.         Location.  Executive shall perform the services hereunder from the Company’s USA headquarters at 113 Hartwell Avenue, Lexington MA, USA; provided, however, that Executive shall be required to travel from time to time for business purposes, including, without limitation, to the Company’s facilities in Amsterdam, Netherlands.

7.         Compensation and Benefits.

(a)        Base Salary. For all services rendered by Executive under this Agreement, the Company will pay Executive a base salary at the annual rate of Four Hundred Forty-Two Thousand Five Hundred Thirty-Five dollars ($442,535), which shall be reviewed annually by the CEO for adjustment (the base salary in effect at any time, the “Base Salary”). Executive’s Base Salary shall be paid in bi-weekly installments, less withholdings as required by law and deductions authorized by Executive, and payable pursuant to the Company’s regular payroll practices in effect at the time and as may be changed from time to time, subject to the terms of this agreement.

(b)        Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Company, Executive shall be eligible for a target retention and performance bonus of Forty percent (40%) of the annual Base Salary based on performance and the Company’s performance and financial condition during the applicable calendar year, as determined by the Company in its sole discretion (a “Bonus”). In any event, Executive must be an active employee of the Company as of the 1st of October of the relevant calendar year and on the date the Bonus is distributed in order to be eligible for and to earn any Bonus, as it also serves as an incentive to remain employed by the Company.

(c)        Expenses Related to Relocation. The Company will reimburse executive for the expenses associated with Executive’s relocation of himself and his family to the Boston area (“Relocation Expenses”) to a maximum net amount (i.e., grossed-up to be net of taxes) of One Hundred Twenty-Five Thousand Dollars and No Cents (US $125,000.00) (the “Total Relocation Amount”).  The Total Relocation Amount consists of a first relocation amount of Seventy-Five Thousand Dollars ($75,000) (the “Initial Relocation Amount”) that is available as of Executive’s original Start Date, i.e., August 20, 2018 and a second relocation amount of Fifty Thousand Dollars ($50,000) that is available as of November 1, 2019 (the “Supplemental Relocation Amount”).  The Relocation Expenses include the following:

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a)   monthly local temporary housing costs (which may include furnished housing and/or rental furniture/housewares), for a maximum of 12 months, if required;

c)   the expenses associated with Executive’s (and his partner) ‘house hunting’ visits to the       Boston area;

d)   travel and lodging expenses incurred in Executive’s weekly commutes to his current residence;

e)   moving expenses;

f)   other expenses associated with Executive’s and his family’s move to the Boston area that are not expressly set forth above, provided that for any expense greater than $1,000 Executive shall obtain written approval from SVP Human Resources prior to incurring the expense.

(c)        Reimbursement of the Supplemental Relocation Amount.  Executive agrees that he shall forfeit and be obligated to re-pay the full amount of the Relocation Expenses paid pursuant to the Supplemental Relocation Amount if, prior to November 1, 2020: (a) Executive resigns without Good Reason as defined in Section 19 (f); or (b) Executive is terminated for Cause as defined in Section 19(c). If Executive’s employment terminates between the one-year anniversary of the Amendment Effective Date and 180 days after the one-year anniversary of the Amendment Effective Date, Executive’s obligation to re-pay the Relocation Expenses paid pursuant to the Supplemental Relocation Amount shall be pro-rated according to the following formula: repayment obligation = RE x (1 – D/180) (RE represents the full amount of Relocation Expenses Executive received pursuant to the Supplemental Relocation Amount; D represents the number of days elapsed after the one-year anniversary of the Amendment Effective Date). Executive expressly authorizes the Company to deduct this amount from any wages or other accrued compensation or other amounts that the Company pays to Executive if his employment terminates pursuant to subsection (a) above or if his termination under subsection (b) above is undisputed.  Executive may be reimbursed pursuant to the Supplemental Relocation Amount for Relocation Expenses that were incurred prior to the Amendment Effective Date, provided that such reimbursement otherwise complies with the terms of this Agreement.

8.         Equity.  Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures.  All such equity grants shall be subject to the express terms and conditions of this Employment Agreement.

9.         Retirement and Welfare Benefits. Executive is eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that Executive is eligible under (and subject to all provisions of) the plan

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documents that govern those programs. These include medical, dental and disability insurances. Benefits are subject to change at any time in the Company’s sole discretion.

10.       Paid Time Off and Holidays.  Executive is eligible for 4 weeks of paid vacation per calendar year (prorated for any partial year during the term) to be taken at such times as may be approved in advance by the Company. Executive is also entitled to all paid holidays observed by the Company in the United States. Executive shall have all rights and be subject to all obligations and responsibilities with respect to paid time off and holidays as are set forth in the Company’s employee manual or other applicable policies and procedures, which may provide for benefits greater than but not less than those provided in this Agreement.

11.       Expense Reimbursement. During the Term, Executive shall be reimbursed by the Company for all necessary and reasonable expenses incurred by Executive in connection with the performance of Executive’s duties hereunder (including business trips to the uniQure Amsterdam headquarters). Executive shall keep an itemized account of such expenses, together with vouchers and/or receipts verifying the same, and submit for reimbursement on a monthly basis. Any such expense reimbursement will be made in accordance with the Company’s travel and expense policies governing reimbursement of expenses as are in effect from time to time.

12.       Withholding.  All amounts set forth in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state, local and foreign withholding, payroll and other taxes, and the Company may withhold from any amounts payable to Executive (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.

13.       IP and Restrictive Covenants.  The Company’s agreement to enter into this Agreement is contingent upon Executive’s execution of the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement, attached as Exhibit A to this Agreement. Nothing in this Agreement or the Confidentiality, Developments, and Restrictive Covenants Agreement shall prohibit or restrict Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Executive does not need to notify the Company that Executive has engaged in such conduct.  Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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14.       At-Will Employment.  This Agreement shall not be construed as an agreement, either express or implied, to employ Executive for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and Executive remain free to end the employment relationship for any reason, at any time, with or without Cause or notice. Similarly, nothing in this Agreement shall be construed as an agreement, either express or implied, to pay Executive any compensation or grant Executive any benefit beyond the end of employment with the Company.

15.       Conflicting Agreements.  Executive acknowledges and represents that by executing this Agreement and performing Executive’s obligations under it, Executive will not breach or be in conflict with any other agreement to which Executive is a party or is bound, and that Executive is not subject to any covenants against competition or similar covenants that would affect the performance of Executive’s obligations for the Company.

16.       No Prior Representations.  This Agreement and its exhibits constitute all the terms of Executive’s hire and supersedes all prior representations or understandings, whether written or oral, relating to the terms and conditions of Executive’s employment.

17.       Change of Control.  In the event of a Change of Control as defined below, the vesting conditions that may apply to any options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Executive pursuant to this Agreement and the Company’s Amended and Restated 2014 Share Incentive Plan will be automatically waived, and all the Stock Options will be deemed to be fully exercisable commencing on the date of the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control or, if earlier, the expiration of the term of such Stock Options. For purposes of this Agreement, “Change of Control” shall mean the date on which any of the following events occurs:

(a)        any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(b)        a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

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(c)        the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

18.       RESERVED.

19.       Termination.  The Term shall continue until the termination of Executive’s employment with the Company as provided below.

(a)        Events of Termination. Executive’s employment, Base Salary and any and all other rights of Executive under this Agreement or otherwise as an employee of the Company will terminate:

(i)         upon the death of Executive;

(ii)       upon the Disability of Executive (immediately upon notice from either party to the other). For purposes hereof, the term “Disability” shall mean an incapacity by accident, illness or other circumstances which renders Executive mentally or physically incapable of performing the duties and services required of Executive hereunder on a full-time basis for a period of at least 120 consecutive days.

(iii)      upon termination of Executive for Cause;

(iv)       upon the resignation of employment by Executive without Good Reason (upon sixty (60) days’ prior written notice);

(v)        upon termination by the Company for any reason other than those set forth in Sections 19(a)(i) through 19(a)(iv) above;

(vi)       upon voluntary resignation of employment by Executive for Good Reason as described in Section 19(f), below;

(vii)     upon a Change of Control Termination as described in Section 19(g), below.

(b)        In the event Executive’s termination occurs pursuant to Sections 19(a)(i) - (iv) above, Executive will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including, without limitation, any Bonus or

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portion of a Bonus that otherwise may have become due and payable to Executive with respect to the year in which such termination date occurs), or severance payment of any kind, unless otherwise provided herein. For purposes of this Agreement, Accrued Benefits shall mean (i) payment of Base Salary through the termination date, (ii) payment of any Bonus for performance periods completed prior to the termination date, (iii) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (iv) payment of unreimbursed business expenses incurred by Executive.

(c)        For purposes of this Agreement, “Cause” shall mean the good faith determination by the Company after written notice from the Company to Executive that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to subsections (i) and (viii) below):

(i)        Executive has willfully or repeatedly failed to perform Executive’s material duties and such failure has not been cured after a period of thirty (30) days’ written notice;

(ii)       any reckless or grossly negligent act by Executive having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parents, subsidiaries or affiliates in any material respect;

(iii)      Executive’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where Executive is working on behalf of the Company;

(iv)       the indictment on charges or conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a felony;

(v)        the conviction for (or the procedural equivalent of conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Company’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud; except that, in the event that Executive is indicted on charges for a misdemeanor set forth in this subsection 19(c)(v), the Company may elect, in its sole discretion, to place Executive on administrative garden leave with or without continuation of full compensation and benefits under this Agreement during the pendency of the proceedings;

(vi)       conduct by or at the direction of Executive constituting misappropriation or embezzlement of the property of the

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Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes);

(vii)     a breach by Executive of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing;

(viii)    a material breach by Executive of any material provision of this Agreement, any of the Company’s written employment policies or Executive’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by Executive of written notice of such breach from the Company, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Supervisory Board; and

(ix)      any breach of Executive’s Confidentiality, Developments, and Restrictive Covenants Agreement.

(d)        The definition of Cause set forth in this Agreement shall govern for purposes of Executive’s equity compensation and any other compensation containing such a concept.

(e)        Notice Period for Termination Under Section 19(a)(iv). Upon a termination of Executive under Section 19(a)(iv), during the notice period the Company may, in its sole discretion, relieve Executive of all of Executive’s duties, responsibilities, and authority, may restrict Executive’s access to Company property, and may take other appropriate measures deemed necessary under the circumstances.

(f)        Termination by Executive for Good Reason. During the Term, Executive may terminate this Agreement at any time upon thirty (30) days’ written notice to the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without Executive’s express prior written consent: (i) the material diminution in Executive’s responsibilities, authority and function; (ii) a material reduction in Executive’s Base Salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Executive’s Base Salary which is pursuant to a salary reduction program affecting the CEO and all or substantially all other senior management employees of the Company and that does not adversely affect Executive to a greater extent than other similarly situated employees; provided, however that such reduction may not exceed twenty (20%) percent; (iii) a material change in the geographic location at which Executive provides services to

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the Company (i.e., outside a radius of fifty (50) miles from Lexington, Massachusetts); or (iv) a material breach by the Company of this Agreement or any other material agreement between Executive and the Company concerning the terms and conditions of Executive’s employment, benefits or Executive’s compensation (each a “Good Reason Condition”).

“Good Reason Process” shall mean that: (i) Executive has reasonably determined in good faith that a Good Reason Condition has occurred; (ii) Executive has notified the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) Executive has cooperated in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Executive terminates employment within sixty (60) days after the end of the Cure Period. If the Company cures to Executive’s satisfaction (not unreasonably withheld) the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g)       Termination As A Result of A Change Of Control. For purposes of this Agreement, “Change of Control Termination” shall mean any of the following:

(i)         Any termination by the Company of Executive’s employment, other than for Cause (as defined in Section 19(c), above), that occurs within the period beginning ninety (90) days before and continuing until twelve (12) months after the Change of Control; or

(ii)       Any resignation by Executive for Good Reason (as defined in Section 19(f), above), that occurs within twelve (12) months after the Change of Control.

(iii)      For purposes of this Section 19(g), “Change of Control” shall have the same meaning as defined above in Section 17.

(h)       Separation Benefits. Should Executive experience a termination of employment during the Term pursuant to Section 19(a)(v), (vi) or (vii) above, in addition to the Accrued Benefits Executive shall also be entitled to:

(i)         Lump Sum Severance Payment:

a.    In the case of a termination of employment during the Term pursuant to Section 19(a)(v) or (vi) above: a lump sum severance payment equal to 100% of the sum of (A) Executive’s annual Base Salary and (B) Executive’s target Bonus amount pursuant to

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Section 7(b) hereof  (i.e., Forty percent (40%) of Executive’s annual Base Salary);

(ii)       In the case of a termination of employment during the Term pursuant to Section 19(a)(vii) above: a lump sum severance payment equal to 150% of the sum of (A) Executive’s annual Base Salary and (B) Executive’s target Bonus amount pursuant to Section 7(b) hereof  (i.e., Forty percent (40%) of Executive’s annual Base Salary);

(iii)      a Pro-rata Bonus paid at the target bonus amount for the year of termination, as set forth in and subject to Section 7(b); as used in this Agreement, the term “Pro-rata Bonus” shall mean the product of the formula B x D/365 where B represents the target Bonus  (i.e.,  Forty percent (40%) of Executive’s annual Base Salary), and D represents the number of days elapsed in the calendar year through the date of the separation of Executive’s employment from the Company.

(iv)       Provided that Executive and Executive’s eligible dependents, if any, are participating in the Company’s group health, dental and vision plans on the termination date and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” the Company will pay or reimburse Executive for Executive’s full COBRA premiums (i.e., employer and employee portion) until the earlier to occur of: (a) the expiration of the COBRA Payment Term (as defined below), (b) the date Executive becomes eligible to enroll in the health, dental and/or vision plans of another employer, (c) the date Executive (and/or Executive’s eligible dependents, as applicable) is no longer eligible for COBRA coverage, or (d) the Company in good faith determines that payments under this paragraph would result in a discriminatory health plan pursuant to the Patient Protection and Affordable Care Act of 2010, as amended, and any guidance or regulations promulgated thereunder (collectively, “PPACA”). Executive agrees to notify the Company promptly if Executive becomes eligible to enroll in the plans of another employer or if Executive or any of Executive’s dependents cease to be eligible to continue participation in the Company’s plans through COBRA.  “COBRA Payment Term” mean (x) in the case of a termination of employment during the Term pursuant to Section 19(a)(v) or (vi) above, the twelve (12) month anniversary of Executive’s termination date, and (y) in the case of a termination of employment during the Term pursuant to Section 19(a)(vii) above, the eighteen (18) month anniversary of Executive’s termination date.

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To avoid duplication of severance payments, any amount paid under this subsection shall be offset against any severance amounts that may be owed by the Company to Executive pursuant to any of Company’s Change of Control guidelines as may be adopted or amended.

20.       General Release of Claims. Notwithstanding any provision of this agreement, all severance payments and benefits described in Section 19 of this Agreement (except for payment of the Accrued Benefits) are conditioned upon the execution, delivery to the Company, and expiration of any applicable revocation period without a notice of revocation having been given by Executive, all by the 30th day following the termination date of a General Release of Claims by and between Executive (or Executive’s estate) and the Company in the form attached as Exhibit B to this Agreement. (In the event of Executive’s death or incapacity due to Disability, the release will be revised for signature accordingly.) Provided any applicable timing requirements set forth above have been met, the payments and benefits will be paid or provided to Executive as soon as administratively practicable (but not later than forty-five (45) days) following the date Executive signs and delivers the General Release to the Company and any applicable revocation period has expired without a notice of revocation having been given. Any severance or termination pay will be the sole and exclusive remedy, compensation or benefit due to Executive or Executive’s estate upon any termination of Executive’s employment (without limiting Executive’s tights under any disability, life insurance, or deferred compensation arrangement in which Executive participates or at the time of such termination of employment or any Option Agreements or any other equity agreements to which Executive is a party). If such 45-day period spans two calendar years, payment will be paid after such 45-day period and revocation period have expired.

21.       Certain Company Remedies.  Executive acknowledges that Executive’s promised services and covenants are of a special and unique character, which give them peculiar value, the loss of which cannot be reasonably or adequately compensated for in an action at law, and that, in the event there is a breach hereof by Executive, the Company will suffer irreparable harm, the amount of which will be impossible to ascertain. Accordingly, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enjoin Executive from committing any act in breach of this Agreement. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity.

22.       Indemnification.

(a)        The Company agrees that Executive shall be entitled to indemnification to the fullest extent permitted by Delaware law and under the Company’s articles of incorporation, bylaws and any other corporate-related plan, program or policy. In addition, for a period of at least three (3) years after Executive’s termination of employment, the Company shall maintain a directors and officers liability insurance policy under which Executive shall be included as a “Covered Person.”

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(b)        In addition, and for the sake of clarity, the Company hereby specifically agrees that (i) if Executive is made a party, or is threatened to be made a party, to any “Proceeding” (defined as any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other) by reason of the fact that (1) Executive is or was an employee, officer, director, agent, consultant or representative of the Company, or (2) is or was serving at the request of the Company as employee, officer, director, agent, consultant or representative of another person, or (ii) if any “Claim” (defined as any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacity or to the Company, then Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith, except with respect to any costs, expenses, liabilities or losses (A) that were incurred of suffered as a result of Executive’s willful misconduct, gross negligence or knowing violation of any written agreement between Executive and the Company, (B) that a court of competent jurisdiction determines to have resulted from Executive’s knowing and fraudulent acts; provided, however, that the Company shall provide such indemnification only if (I) notice of any such Proceeding is given promptly to the Company, by Executive; (II) the Company is permitted to participate in and assume the defense of any such Proceeding; (III) such cost, expense, liability or loss results from the final judgment of a court of competent jurisdiction or as a result of a settlement entered into with the prior written consent of the Company; and (IV) in the case of any such Proceeding (or part thereof) initiated by Executive, such Proceeding (or part thereof) was authorized in advance in writing by the Company. Such indemnification shall continue even if Executive has ceased to be an employee, officer, director, agent, consultant or representative of the Company until all applicable statute of limitations have expired, and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall pay directly or advance to Executive all costs and expenses incurred by Executive in connection with any such Proceeding or Claim (except for Proceedings brought by the Company against Executive for claims other than shareholder derivative actions) within 30 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if Executive was ultimately determined not to be entitled to indemnification against such costs and expenses

23.       Miscellaneous.

(a)       Right to Offset. The Company may offset any undisputed amounts Executive owes the Company at the time of Executive’s termination of employment (including any payment of Accrued Benefits or separation

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pay), except for secured or unsecured loans, against any amounts the Company owes Executive hereunder, subject in all cases to the requirements of Section 409A of the Code.

(b)       Cooperation. Executive agrees that, during and after Executive’s employment with the Company, subject to reimbursement of Executive’s reasonable expenses, Executive will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which Executive was in any way involved during Executive’s employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company, and at such times and places as reasonably acceptable to Executive and the Company. The Company, following Executive’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

(c)       Company Documents and Property. Upon termination of Executive’s employment with the Company, or at any other time upon the request of Company, Executive shall forthwith deliver to Company any and all documents, notes, notebooks, letters, manuals, prints, drawings, block diagrams, photocopies of documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, in the possession of or under the control of Executive that embodies any confidential information of the Company. Executive agrees to refrain from purging or deleting data from any Company-owned equipment, including email systems, in connection with Executive’s termination. To the extent that Executive possesses any data belonging to Company on any storage media owned by Executive (for example, a home computer’s hard disk drive, portable data storage device, etc.), Executive agrees that Executive will work cooperatively with the Company to return such data and ensure it is removed from Executive’s devices in a manner that does not adversely impact any personal data. Executive agrees not to take any steps to delete any Company data from any device without first obtaining Company’s written approval. Executive agrees to cooperate with Company if Company requests written or other positive confirmation of the return or destruction of such data from any personal storage media. Nothing herein shall be deemed to prohibit Executive from retaining (and making copies of): Executive’s personal non-business-related correspondence files; or (ii) documents relating to Executive’s personal compensation, benefits, and obligations, and documents reasonably necessary to prepare personal income tax returns.

(d)       Waivers. No waiver of any provision will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement does

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not prevent subsequent enforcement of that term or obligation. The waiver by any party of any breach of this Agreement does not waive any subsequent breach.

(e)       Section 409A.  This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable.  Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable.  Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period.  If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Executive, directly or indirectly, designate the fiscal year of a payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the General Release, directly or indirectly, result in Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to Section 409A of the Code, and if a payment that is subject to execution of the General Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is

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incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

(f)        Governing Law; Consent to Exclusive Jurisdiction and Venue. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman. The parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.

(g)        Notices. Any notices, requests, demands, and other communications described in this Agreement are sufficient if in writing and delivered in person or sent postage prepaid, by certified or registered U.S. mail or by FedEx/UPS to Executive at Executive’s last known home address and a copy by e-mail to Executive, or in the case of the Company, to the attention of the CFO or SVP HR, copy to the CEO at the main office of uniQure, N.V. Any notice sent by U.S. mail shall be deemed given for all purposes 72 hours from its deposit in the U.S. mail, or the next day if sent by overnight delivery.

(h)        Successors and Assigns. Executive may not assign this Agreement, by operation of law or otherwise, without the Company’s prior written consent. Without the Company’s consent, any attempted transfer or assignment will be void and of no effect. The Company may assign its rights under this Agreement if the Company consolidates with or merges into any other entity, or transfers substantially all of its properties or assets to any other entity, provided that such entity expressly agrees to be bound by the provisions hereof. This Agreement will inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

(i)         Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile transmission, PDF, electronic signature or other similar electronic means with the same force and effect as if such signature page were an original thereof.

(j)         Severability. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other

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provision or provisions may be invalid or unenforceable in whole or in part.

(k)       Enforceability. If any portion or provision of the Agreement is declared illegal or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will not be affected, and each remaining portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(l)        Survival. Sections 13,  20,  21, and the Company’s Confidentiality, Developments, and Restrictive Covenants Agreement (Exhibit A) and all other provisions necessary to give effect thereto, shall survive the termination of Executive’s employment for any reason.

(m)      Recoupment and Other Policies. All payments under this Agreement shall be subject to any applicable clawback and recoupment policies and other policies that may be implemented by the Board from time to time, including, without limitation, the Company’s right to recover amounts in the event of a financial restatement due in whole or in part to fraud or misconduct by one or more of the Company’s executives or in the event Executive violates any applicable restrictive covenants in favor of the Company to which Executive is subject.

(n)       Entire Agreement; Amendment. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto (including without limitation any prior employment agreements between the parties hereto); provided, however, that any agreements referenced in this Agreement or executed herewith are not superseded. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

(o)       Section Headings. The section headings in this Agreement are for convenience only, form no part of this Agreement and shall not affect its interpretation.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

uniQure, Inc.

By:	/s/ Matthew Kapusta
Name: Matthew Kapusta
Title: Chief Executive Officer

EXECUTIVE

/s/ Robert Gut
Dr. Robert Gut
Title: Chief Medical Officer

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EXHIBIT A

UNIQURE, INC.

 CONFIDENTIALITY, INVENTIONS, AND

RESTRICTIVE COVENANTS AGREEMENT

This Confidentiality, Inventions, and Restrictive Covenants Agreement (the “Agreement”) is made between uniQure, Inc. (“uniQure”), and Robert Gut (the "Employee") (collectively, the “Parties”) in conjunction with an Employment Agreement providing additional severance and other benefits dated March 1, 2020.

In exchange for uniQure’s agreement to employ Employee in a capacity of high trust and confidence and/or in which Employee will develop or receive highly sensitive Confidential Information and in which Employee may develop customer or supplier Goodwill, and for other good and valuable consideration, including the compensation and benefits referred to herein and/or provided for in Employee’s offer letter or employment agreement, the receipt and sufficiency of which are hereby acknowledged, Employee hereby agrees as follows:

1.         Employment At Will.  Employee agrees that Employee remains an “at will” employee of uniQure and that Employee may terminate Employee’s employment at any time.  Employee further agrees that uniQure may similarly terminate Employee’s employment at any time as per the Employment Agreement between the Parties.  This agreement does not create a contract for employment for any specified duration, either expressly or by implication.

2.         Subsequent Material Changes in Employment.  Even though the nature of Employee’s relationship with uniQure is as an “at will” employee, the Parties have entered into this Agreement with the understanding that it is possible that Employee’s position, title, duties and responsibilities could increase, decrease, develop, evolve, or otherwise change in a material way in the future and, in light of that understanding, the Parties nevertheless intend that this Agreement shall follow Employee throughout the entire course of Employee’s or her employment with uniQure and that any such subsequent material change shall not affect either the enforceability or the validity of this Agreement.

3.         Non-disclosure of Confidential Information.  Employee acknowledges that, for Employee to perform Employee’s duties properly, Employee will have access to and uniQure must necessarily entrust Employee with certain proprietary and confidential business information (the "Confidential Information").  Employee agrees that, during the term of Employee’s employment with uniQure and at all times thereafter, regardless of the reason for termination of employment, Employee will not disclose any Confidential Information or use it in any way, except with prior written authorization and on behalf of uniQure, whether or not such Confidential Information is produced by Employee's own efforts.

a.          For purposes of this Agreement, “Confidential Information” means all original and copies of all material, data, documents, and information in any format (including without limitation all hardcopy, softcopy, electronic, web, and computer-based information, documents, data files, records, videos, pictures, and recordings) which constitutes confidential and/or trade secret information as further defined in this Agreement

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and/or Massachusetts law.  Examples of Confidential Information include, but are not limited to:

▪

All such information and knowledge about uniQure and the products, services, standards, specifications, procedures, business methods and techniques which are not in the public domain or generally known in the industry;

▪	business development plans and activities, including the identity and characteristics of uniQure’s current and prospective customers, vendors, suppliers, or any other type of business relationship;
▪	information concerning pending and prospective mergers, acquisitions, or other types of transactions;
▪	the prices, terms and conditions of uniQure's contracts or agreements with its current and prospective customers, vendors, suppliers, or any other type of business relationship;
▪	the identities, needs and requirements of uniQure's current and prospective customers, vendors, suppliers, or any other type of business relationship;
▪	cost and pricing policies and data, including the costs of uniQure’s business and all results of its business operations;
▪	financial information, including but not limited to results from operations, results relating to various brands, profit/loss and revenue figures, transaction data, account information;
▪

facility and data security-related information, including door access codes, computer access codes, security system PINs, computer system user identification information, passwords and remote access codes;

▪	personnel information; and
▪	intellectual property, including any patents, trademarks or servicemarks, of uniQure.

b.         Employee further acknowledges that the development or acquisition of such Confidential Information is the result of great effort and expense by uniQure, that the Confidential Information is critical to the survival and success of uniQure, and that the unauthorized disclosure or use of the Confidential Information would cause uniQure irreparable harm.

4.         Inventions and Developments:

a.          Disclosure:  Employee shall promptly and fully disclose to uniQure any and all writings, inventions, products, ideas, discoveries, developments, methods, techniques, technical data, processes, formulas, improvements, know-how, biological or chemical materials, compositions and scientific or business innovations (whether or not reduced to practice and whether or not protectable under state, federal or foreign patent, copyright, trade secret or similar laws) (collectively the “Inventions”) that Employee makes, conceives, devises, invents, creates, develops or writes, either solely or jointly with others, either within or without uniQure, during the period of Employee's employment with uniQure.

b.         Further Assurances:  Upon and/or following disclosure of each Invention to uniQure, Employee will, during Employee's employment and at any time thereafter, at

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the request and cost of uniQure, sign, execute, make and do all such deeds, instruments, documents, acts and things as uniQure and its duly authorized agents may reasonably require to apply for, obtain and vest in the name of uniQure alone (unless uniQure otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, including all right, title and interest in the Inventions, and when so obtained or vested to renew and restore the same; and to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

c.         Works Made For Hire:  Employee acknowledges that all written or computer coded materials manifested in documents, systems design, disks, tapes, drawings, reports, specifications, data, memoranda or otherwise prepared in whole or in part by Employee, jointly or singly, in the course of Employee's employment, whether on uniQure’s time or on Employee’s own time, including without limitation all Inventions, shall be "works made for hire" under the Copyright Act of 1976 (the "Copyright Act"), and shall be the sole property of uniQure and uniQure shall be the sole author of such works within the meaning of the Copyright Act.  All such works (the “Work Product”), as well as all copies of such works in whatever medium, shall be owned exclusively by uniQure and Employee hereby expressly disclaims any and all interests in such works.  If the copyright to any such work shall not be the property of uniQure by operation of law, Employee hereby and without further consideration, irrevocably assigns to uniQure all right, title and interest in such work, including all so-called "moral rights," and will assist uniQure and its nominees in every proper way, at uniQure's expense, to secure, maintain and defend for uniQure's own benefit copyrights and any extensions and renewals thereof on such work, including translations thereof in any and all countries, such work to be and to remain the property of uniQure whether copyrighted or not.  If the foregoing moral rights cannot be so assigned under the applicable laws of the countries in which such rights exist, Employee hereby waives such moral rights and consents to any action of uniQure that would violate such rights in the absence of such consent.  Employee warrants that no Work Product shall contain any material owned by any third party, except as disclosed to uniQure pursuant to subsection (b), and that as to any such material, Employee shall have all rights necessary to provide to uniQure the full, unrestricted benefits to such material as incorporated into the Work Product.

d.         Assignment:  Without in any way limiting the foregoing, Employee hereby assigns to uniQure all right, title and interest to all Inventions, including but not limited to patent rights and copyrights.

e.         Power of Attorney:  In the event uniQure is unable, after reasonable effort, to secure Employee's signature on any letters patent, copyright or other analogous protection relating to an Invention, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints uniQure and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by Employee.

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f.          Employee Developments:  Employee represents that all developments, inventions, works of authorship or other intellectual property rights to which Employee claims ownership as of the date of this Agreement (the "Employee Developments"), and which the parties agree are excluded from this Agreement, are listed in Exhibit A attached hereto.  If no such Employee Developments are listed on Exhibit A, Employee represents that there are no such Employee Developments at the time of signing this Agreement.

g.         After the date hereof, Employee will promptly disclose to uniQure and uniQure agrees to receive all disclosures in confidence, any improvements, discoveries, software, designs or writing of Employee that exist, regardless of the state of completion, to determine if they shall be deemed Inventions.

5.         Restrictive Covenants:

a.          For the purposes of this Section:

“Competing Products and Services” means any product, process, therapy or service of any person or organization other than uniQure that is in development or has been commercialized and that involves a gene therapy or the manufacture of a gene therapy: (i) for the treatment of any disease for which uniQure has a product or therapy on the market or in any phase of development during the term of Employee’s employment with uniQure, including, without limitation, any such products in the field of cardiovascular, central nervous system, liver or metabolic disease, or (ii) using an adeno-associated virus serotype (AAV); or (iii) that otherwise is directly competitive (or, for any products, processes, therapies or services in the development stage, would be directly competitive, if marketed or sold) with any uniQure product or therapy on the market or in any phase of development during the term of Employee’s employment with uniQure.

“Competing Organization” means any legal entity, including, without limitation, any company, corporation, partnership, sole proprietorship, bureau, ministry or agency, that develops, makes, uses, sells, imports, distributes, sells Competing Products and Services or otherwise consults or assists with such activities.

“Prohibited Activities” means any specific types of services performed by the Employee for uniQure or its affiliates at any time during the two (2) years preceding the termination of employment.

b.         Non-Solicitation and Non-Acceptance:  Employee agrees that during Employee’s employment and for a period of eighteen (18) months after the termination of employment for any reason, Employee shall not directly or indirectly:

i.          recruit, solicit, or hire any employee, consultant, independent contractor who performed services for uniQure, or induce or attempt to induce any such employee, consultant, or independent contractor, to reduce or discontinue Employee’s employment, contractual, or other affiliation with uniQure;

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ii.         contact or accept business from any individual or entity that was an actual or prospective customer or business relationship of uniQure and that Employee serviced, had contact with, or learned Confidential Information about during employment at uniQure, for the purpose of soliciting the sale of or selling Competing Products and Services to such individual or entity and/or to divert any portion of that individual’s or entity’s business away from uniQure.

c.          Non-competition:  Employee agrees that during Employee’s employment and for a period of twelve (12) months after the termination of employment (the “Non-Competition Period”), except in the case where Employee is terminated by uniQure without cause, Employee shall not directly or indirectly, perform Prohibited Activities (whether as an employee, consultant, independent contractor, member of a board of directors, or in any other capacity) to a Competing Organization within the Geographic Area assigned to Employee in Employee’s position(s) with uniQure, or where Employee provided services or had a material presence or influence, during any time within the last two (2) years of employment with uniQure.  Notwithstanding the foregoing, nothing herein shall prevent Employee from becoming employed by or otherwise rendering services to a Competing Organization whose business is diversified, if the scope of Employee’s services to such Competing Organization is limited to identifiable parts, segments, entities or business units of such business that, are not engaged in providing or producing Competing Services. Employee agrees that if Employee seeks to become employed or otherwise renders services to such a Competing Organization during the restricted period, prior to Employee’s employment or rendering such services, (i) Employee shall provide uniQure with written assurance from such Competing Organization and from Employee that Employee will not render services directly or indirectly in connection with any Competing Services, and (ii) Employee receives written approval of Employee’s intended employment or rendering such services (such approval shall not be unreasonably withheld and shall be provided by uniQure within ten (10) days from receipt of the written assurances set forth in subsection (i)).  uniQure may, in its sole discretion, waive all or a portion of the Non-Competition Period.  uniQure and Employee mutually agree that the following consideration offered to Employee in Employee’s employment agreement supports Employee’s promises, undertakings, and obligations under this Section 5(c) regarding post-employment non-competition: the equity grants associated with Employees Employment Agreement, bonus payments and additional severance benefits, which consideration Employee acknowledges and agree is adequate, fair, reasonable, and mutually agreed upon. The “Geographic Area” assigned to Employee is worldwide.

d.         Nothing contained herein shall preclude Employee from participating, directly or indirectly, as a passive investor in the securities of any publicly-traded corporation.

e.         Disclosure of Agreement to Subsequent Employers: During the eighteen (18) month period following Employee’s termination of employment from uniQure for any reason, Employee agrees to disclose this Agreement to every subsequent employer by which Employee may subsequently be employed or otherwise engaged in exchange for compensation

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f.          Disclosure of Future Employment to uniQure. For a period of one (1) year after the termination of employment with the Company for any reason, Employee shall promptly notify the Company of any change of address, and of any subsequent employment (stating the name and address of the employer and the title and duties of the position) or other business activity. In the event Employee fails to comply with this paragraph the non-solicitations, non-acceptance and noncompete periods set forth in paragraphs 5(a)-(c) shall be tolled, and shall commence with the date of the entry of a preliminary injunction

g.         Reasonableness of Temporal Scope:  Employee agrees that the temporal restrictions set forth in this Section are fair and are reasonably required for the protection of uniQure’s legitimate business interests in light of Employee’s substantial role as an employee of uniQure.

h.         Reasonableness of Geographic Scope:  Employee agrees that the geographic scope on Employee’s obligations set forth in this Section is both appropriate and reasonable.

i.          Tolling of Post-Employment Obligations:  If it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent Employee from engaging in certain post-employment conduct, then the restrictive periods shall be tolled for the lesser of the period of time that Employee is determined by a court of competent jurisdiction to have had already been engaging in the prohibited conduct prior to the injunction and the maximum period allowed by law.  The Parties intend that uniQure shall be entitled to full restrictive periods of post-employment conduct that does not breach or threaten to breach this Agreement.

6.         Specific Performance.  Employee acknowledges that a breach of this Agreement will cause irreparable injury to uniQure, that uniQure's remedies at law will be inadequate in case of any such breach or threatened breach, and that uniQure will be entitled to preliminary injunctive relief, without bond, and other injunctive relief in case of any such breach or threatened breach.

7.         Waivers.  The waiver by uniQure or Employee of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.

8.         Survival, Binding Effect.  This Agreement shall survive the termination of Employee’s employment with uniQure regardless of the manner of such termination and shall be binding upon Employee and Employee’s heirs, executors and administrators.

9.         Assignability by uniQure.  This Agreement is assignable by uniQure and inures to the benefit of uniQure, its subsidiaries, affiliated corporations, successors and assignees. This Agreement, being personal, is not assignable by Employee.

10.       Severability.  The covenants of this Agreement are intended to be separable, and the expressions used therein are intended to refer to divisible entities. Accordingly, the invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or of such section.  If, in any judicial proceeding, any provision of this Agreement is

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found to be so broad as to be unenforceable, it is hereby agreed that such provision shall be interpreted to be only so broad as to be enforceable.

11.       Notice of Immunity Rights.  You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information or a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of confidential information or a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the confidential information or trade secret to the attorney of the individual and use the confidential/trade secret information in the court proceeding, provided that the individual files any document containing the confidential information or trade secret under seal and does not disclose the confidential information or trade secret, except pursuant to court order.

12.       Protected Rights.  Nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies"). You further recognize that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to uniQure. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

13.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, but not the Commonwealth’s laws concerning conflict of laws, and shall be deemed to have been made in Massachusetts.

14.       Consent To Exclusive Jurisdiction/Venue.  The Parties hereby consent and submit to the exclusive jurisdiction of the federal and state courts in the Commonwealth of Massachusetts, and to exclusive venue in any Massachusetts federal court and/or Massachusetts state court located in Suffolk County, for any dispute arising from this Agreement.

15.       Covenant Not To Sue Outside Of Massachusetts.  Employee hereby agrees that Employee will not commence, prosecute, or assist in any way another person or entity to commence or prosecute, any legal action or other proceeding (including but not limited to a declaratory judgment action) against uniQure concerning a dispute arising from or relating to this Agreement in any forum or jurisdiction other than the state and federal courts in the state of Massachusetts.

16.       Breach/Right to Consult Legal Counsel.  In addition to uniQure’s other rights and remedies, in the event that a court of law finally determines that Employee has breached Employee’s obligations under this Agreement, to the fullest extent permitted by law, Employee will be liable for reasonable costs and attorneys’ fees incurred by uniQure in connection with the enforcement of its rights under this Agreement.  Employee acknowledges that Employee has been

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advised of Employee’s right to consult with legal counsel prior to signing this Agreement, and that Employee has had a full and adequate opportunity to do so.

17.       Waiver of Right to Jury Trial and Punitive Damages.  EACH PARTY WAIVES ANY RIGHT TO SEEK A JURY TRIAL AND TO CLAIM FOR OR RECOVER ANY PUNITIVE DAMAGES IN ANY PROCEEDING REGARDING ANY DISPUTE THAT MAY ARISE BETWEEN THEM.

18.       Entire Agreement, Amendments.  This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes any prior communication or understanding with respect thereto, and no modification or waiver of any provision hereof shall be valid unless made in writing and signed by all of the parties hereto.

19.       Return of uniQure Property and Confidential Information/Non-Deletion of Data.  Upon termination of Employee’s engagement by uniQure, or at any other time upon the request of uniQure, Employee shall forthwith deliver to uniQure any and all documents, devices, equipment, keys, security passes, credit cards, hardware, data, databases, source code, object code, and data or computer programming code stored on an optical or electronic medium, and any copies thereof, relating to uniQure’s business and affairs, including all materials that are in the possession of or under the control of Employee and that incorporate any Confidential Information or any reference thereto.  Employee agrees to refrain from purging or deleting data from any uniQure-owned equipment, including email systems, in connection with Employee’s termination.  To the extent that Employee possesses any data belonging to uniQure on any storage media owned by Employee (for example, a home computer’s hard disk drive, portable data storage device, etc.), Employee agrees that Employee will work cooperatively with uniQure to return such data and ensure it is removed from Employee’s devices in a manner that does not adversely impact any personal data.  Employee agrees not to take any steps to delete any uniQure data from any device without first obtaining uniQure’s written approval.  Employee agrees to cooperate with uniQure if uniQure requests written or other positive confirmation of the return or destruction of such data from any personal storage media.

20.       EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION PROVIDED TO EMPLOYEE AT THE COMMENCEMENT OF EMPLOYMENT BEYOND THE EMPLOYEES BASE SALARY (INCLUDING, WITHOUT LIMITATION, ANY PROMISE OF STOCK OR OPTION GRANTS, SIGNING BONUS, OR OTHER BONUS) CONSTITUTE SUFFICIENT CONSIDERATION FOR EMPLOYEE’S AGREEMENT TO ABIDE BY THE TERMS OF THIS AGREEMENT.

21.       This Agreement may be executed in multiple counterparts, each of which shall be treated as an original.  Facsimile signatures shall be valid and effective for all purposes.

[REMAINDER OF PAGE IS BLANK]

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EMPLOYEE

By:	/s/ Robert Gut
Name: Robert Gut

Date: February 28, 2020

uniQure, Inc.

By :	/s/ Matthew Kapusta
Name: Matthew Kapusta

Date: February 28, 2020

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EXHIBIT A

LIST OF EMPLOYEE DEVELOPMENTS

(if none, please write the word “none” and sign below)

None

Signature

/s/ Robert Gut
Robert Gut
Date:	______________, ____________

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EXHIBIT B

GENERAL RELEASE OF CLAIMS

In exchange for the promises and benefits set forth in Section 19 of the Employment Agreement between uniQure, Inc. and Robert Gut made as of March 1, 2020,  and to be provided to me following the Effective Date of this General Release, I, Robert Gut,  on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1.         On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge uniQure, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, parents, and assigns (collectively, the “Releasees”), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with or services performed for Releasees and/or termination of my employment with or termination of my services performed for Releasees (collectively, “Claims”), including:

a.          Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Massachusetts Law Against Discrimination (M.G.L. c. 151B, et seq., and/or any other laws of the Commonwealth of Massachusetts related to employment or the separation from employment;

b.         Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release;

c.          Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or

d.         Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Releasees.

e.          Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right

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to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

f.          I waive all rights to re-employment with the Releasees. If I do apply for employment with the Releasees, the Releasees and I agree that the Releasees need not employ me, and that if the Releasees declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever.

2.         Release of Other Claims. I fully release, acquit, and forever discharge the Releasees from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys’ fees or any other liability of any kind whatsoever related to my employment, my employment agreement, my termination or the business of uniQure of which I have knowledge as of the time I sign this General Release.

3.         I further acknowledge that I have received payment, salary and wages in full for all services rendered in conjunction with my employment with uniQure, Inc., including payment for all wages, bonuses, and accrued, unused paid time off, and that no other compensation is owed to me except as provided herein. I specifically understand that this general release of claims includes, without limitation, a release of claims for alleged wages due, overtime or other compensation or payment including any claim for treble damages, attorneys’ fees and costs pursuant to the Massachusetts Wage Act and State Overtime Law M.G.L. c. 149, §§148, 150 et seq. and M.G.L. c. 151, §IA et seq. and I further acknowledge that I are unaware of any facts that would support a claim against the Released Parties for violation of the Fair Labor Standards Act or the Massachusetts Wage Act.

4.         Notwithstanding anything to the contrary herein, nothing in this General Release shall be deemed to release any of the Releasees for: (i) any claim for the payment of compensation due under the Employment Agreement; (ii) any claim for any of the Accrued Benefits under the Employment Agreement; (iii) any claim for any separation benefit under Section 19 of the Employment Agreement including, without limitation, separation pay and accelerated vesting of stock options (as applicable and as defined in the Employment Agreement); or (iv) any rights to indemnification or coverage under a directors and officers liability insurance policy.

5.         Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in my Confidentiality, Developments, and Restrictive Covenants Agreement remain in full force and effect and shall survive the termination of my employment with the Releasees and the execution of this General Release.

6.         Consultation with Attorney. I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

7.         Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release (or at least 45 days from the date I first received this General Release if my termination is part of a group reduction in force) during which to consider signing it.

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General Release of Claims

8.         Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Releasees in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to the then current address of uniQure, Inc.’s headquarters (to the attention of the CEO); orb) hand delivered within 7 days of execution of this General Release to the uniQure, Inc.’s CEO. This General Release will become effective on the 8th day after I sign it (the “Effective Date”); provided that I have not timely revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

IN, WITNESS WHEREOF, I have duly executed this Agreement under seal as of the ________ [day] of _______ [month],_________ [year]

Robert Gut

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General Release of Claims